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FORM 4


[ ] Check this box if no longer subject
    to Section 16. Form 4 or Form 5
    obligations may continue.  See
    Instruction 1(b).




                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(l) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person

   Knauer            Gary               J.
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   (Last)            (First)            (Middle)

   c/o American Claims Evaluation, Inc.
   One Jericho Turnpike
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                     (Street)

   Jericho              New York        11753
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   (City)               (State)         (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   AMERICAN CLAIMS EVALUATION, INC. ("AMCE")

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3. IRS or Social Security Number of Reporting Person (Voluntary)



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4. Statement for Month/Year

   October, 2002

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5. If Amendment, Date of Original (Month/Year)



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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ ] Director                             [ ] 10% Owner
   [X] Officer (give title below)           [ ] Other (specify below)

   Chief Financial Officer, Treasurer and Secretary

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
                        TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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                                                                                    5. Amount of     6. Owner-
                        2. Trans-                                                      Securities       ship
                           action     3. Trans-       4. Securities Acquired (A)       Beneficially     Form:
                           Date          action          or Disposed of (D)            Owned at         Direct      7. Nature of
                           -------       Code            (Instr. 3, 4 and 5)           End of           (D) or         Indirect
1. Title of Security       (Month/    (Instr. 8)      --------------------------       Month            Indirect       Beneficial
   (Instr. 3)              Day/       ----------      Amount    (A) or     Price       (Instr.          (I)            Ownership
                           Year)      Code    V                 (D)                    3 and 4)         (Instr. 4)     (Instr. 4)
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
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

                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                    (E.G. PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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    1.         2.        3.         4.         5.             6.                 7.           8.        9.         10.       11.
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                                                                            Title and                           Ownership
                                           Number of     Date Exer-         Amount of                           Form of
                                           Derivative    cisable and        Underlying              Number of   Deriv-
                                           Securities    Expiration         Securities      Price   Derivative  ative
             Conver-             Trans-    Acquired (A)  Date (Month/       (Instr. 3       of      Securities  Security:
             sion or   Trans-    action    or Disposed    Day/Year)          and 4)         Deriv-  Benefi-     Direct
             Exercise  action    Code      of (D)        ---------------    --------------  ative   cially      (D) or    Nature of
Title of     Price of  Date      (Instr.   (Instr. 3,    Date                       Amount  Secur-  Owned at    Indirect  Indirect
Derivative   Deriv-    (Month/    8)        4 and 5)     Exer-     Expir-           or Num- ity     End of      (I)       Beneficial
Security     ative      Day/     --------  ----------    cis-      ation            ber of  (Instr. Month       (Instr.   Ownership
(Instr. 3)   Security   Year)    Code  V   (A)   (D)     able      Date     Title   Shares   5)     (Instr. 4)   4)       (Instr. 4)
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
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1991 Stock                                                                  Common
Option Plan* $2.25    6/3/93     A                      6/3/94**  6/3/04    Stock   10,000                        D
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1991 Stock                                                                  Common
Option Plan* $2.25    3/3/94     A++                    3/3/95**  3/2/04    Stock   5,000                         D
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1991 Stock                                                                  Common
Option Plan* $1.875   3/1/95     A++                    3/1/96**  3/1/05    Stock   20,000                        D
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1985 Stock
Option                                                                      Common
Plan++       $2.25    2/11/97    A***                   2/10/98** 2/9/07    Stock   25,000                        D
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1997 Stock
Option                                                                      Common
Plan***      $2.25    6/23/98    A***                   6/23/99** 6/23/08   Stock   20,000                        D
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1997 Stock
Option                                                                      Common
Plan***      $2.50    6/29/99    A***                   6/29/00** 6/28/09   Stock   25,000                        D
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2000 Stock
Option                                                                      Common
Plan****     $2.56    11/1/00    A***                   11/1/01** 11/1/10   Stock   25,000
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2000 Stock
Option                                                                      Common
Plan****     $1.80    6/6/02     A****                  6/3/03    6/6/12    Stock   50,000          180,000       D
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

Explanation of Responses:
*   Grant of options under the Company's 1991 Stock Option Plan
**  Option exercisable after one year at 25% of shares covered
++  Grant of options under the Company's 1985 Stock Option Plan
*** Grant of options under the Company's 1997 Stock Option Plan
****Grant of options under the Company's 2000 Stock Option Plan
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed.


              /s/ Gary J. Knauer                           October 8, 2002
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              ** Signature of Reporting Person             Date
              Gary J. Knauer


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